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FOR IMMEDIATE RELEASE
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Espey reports year-end results and announces dividend...
Revenues and backlog both increase; profits increase 60%.

Saratoga Springs, NY, August 24, 2006- Espey Mfg. & Electronics Corp. (AMEX:ESP) announces year-end results for its fiscal twelve-months and fourth quarter, both ended June 30, 2006.

For the fiscal year ended June 30, 2006, the Company reported net sales of $20.8 million, compared with $18.8 million for the prior fiscal year. Net income increased nearly 60% to $1,558,016, $.76 per diluted share for the year, compared with net income of $978,920, $.48 per diluted share, for the fiscal year ended June 30, 2005. At June 30, 2006, the sales order backlog had grown by 19% or $5.9 million, to $37.7 million, compared with last year's $31.8 million on June 30, 2005.

For the fourth quarter ended June 30, 2006, net sales increased by 32%, $1.6 million, to $6.6 million, compared with last year's fourth quarter net sales of $5.0 million. Net income for the fourth quarter ended June 30, 2006 was $700,955, $.34 per diluted share, compared with net income of $639,317, $.31 per diluted share, for the corresponding period last year.

Mr. Howard Pinsley, President & CEO, commented "We are pleased with our performance for the recently concluded fiscal year, resulting in solid increases for both revenues and net income. Equally as important, our strong sales order backlog of $37.7 million is a clear and positive indicator that our Company is well positioned to continue strengthening its financial performance."

Furthermore, the Espey Board of Directors has declared a cash dividend of $.13 per share for the first quarter of the fiscal year ending June 30, 2007. The dividend will be payable on September 22, 2006, to all shareholders of record as of September 1, 2006.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr.
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David O'Neil or Howard Pinsley at (518) 245-4400.






This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.


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The Company  wishes to caution  readers not to place undue  reliance on any such forward-looking statements, which speak only as of the date made.



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Espey Mfg. & Electronics  Corp.  comparative  unaudited  three-month and audited twelve-month figures for the periods ended June 30, 2006 and 2005*.


                                      Three Months               Twelve Months
                                  2006          2005          2006          2005
                           -----------------------------------------------------

Net Sales:                 $ 6,557,105   $ 4,981,771   $20,851,570   $18,828,700

Net Income:                    700,955       639,317     1,558,016       978,920

Income per share:
Basic                              .34           .31           .77           .48
Diluted                            .34           .31           .76           .48

Weighted average number of
shares outstanding:
Basic                        2,019,330     2,014,442     2,012,761     2,021,234
Diluted                      2,053,770     2,040,664     2,049,455     2,043,208

*Please note that on December 30, 2005, the Company effected a one-for-one stock split in the form of a dividend of one share of common stock for each share of common stock issued. All per share and share amounts have been adjusted to reflect this dividend.




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